SUB-SUBADVISORY AGREEMENT

This Sub-Subadvisory Agreement (this “Agreement”) is entered into as of July _26__, 2021 among Federated Investment Management Company, a Delaware statutory trust (“Sub-Adviser”), Federated Hermes (UK) LLP, a limited liability partnership registered in the United Kingdom (“Sub-Subadviser”) and Azzad Asset Management, Inc., a Delaware Corporation (“Adviser”).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement, dated October 13, 2008 (as amended from time to time, the “Advisory Agreement”), with Azzad Funds, a Massachusetts business trust (the “Company”), pursuant to which the Adviser provides portfolio management services to the series of the Company set forth on Schedule 1 to this Agreement (each, a “Fund” and collectively, the “Fund(s)”);

WHEREAS, the Sub-Adviser has entered into a Subadvisory Agreement, dated March 14, 2014 (as amended from time to time, the “Sub-Advisory Agreement”), with the Adviser, pursuant to which the Sub-Adviser renders portfolio management services to the Company and the Fund(s), or a portion of the assets of the Fund(s) as assigned to the Sub-Adviser by the Adviser from time to time in the manner and on the terms set forth in the Sub-Advisory Agreement (the “Sub-Advised Assets”);

WHEREAS, pursuant to the authority granted to the Sub-Adviser in the Sub-Advisory Agreement, Sub-Adviser desires to retain Sub-Subadviser to render portfolio management services to the Company and the Fund(s), or the Sub-Advised Assets, and Sub-Subadviser is willing to furnish such services to the Fund(s) in such capacity;

WHEREAS, the Board of Trustees (the “Board”) of the Company, including a majority of the Trustees who are not interested persons of the Fund(s), Adviser, Sub-Adviser or Sub- Subadviser, have approved this Agreement and the sub-subadvisory arrangement contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

SECTION 1. APPOINTMENT OF SUB-SUBADVISER; COMPENSATION

SECTION 1.1. APPOINTMENT AS SUB-SUBADVISER.

Subject to and in accordance with the provisions hereof, the Adviser and the Sub-Adviser hereby appoint Sub- Subadviser as a discretionary investment sub-subadviser to perform the various investment management and other services to the Fund(s) set forth herein and in each Fund’s current registration statement, prospectus, and statement of additional information, and in the governing documents of the Company (i.e., the Company’s agreement and declaration of trust and bylaws) as applicable to each Fund, in each case as amended and updated from time to time and provided in writing to the Sub-Subadviser as amended (the “Governing Documents”) and, subject to the restrictions set forth herein, hereby delegates to Sub-Subadviser certain authority vested in Sub-Adviser pursuant to the Sub-Advisory Agreement to the extent necessary to enable Sub-Subadviser to perform its obligations under this Agreement. For purposes of this Agreement, “Affiliates” shall mean Sub- Subadviser and any subsidiary, holding company or member of any Sub-Subadviser, and any investment fund or other collective investment scheme (of any nature) for which any of the foregoing shall act as investment adviser or investment manager.

SECTION 1.2. SCOPE OF INVESTMENT AUTHORITY

(a)       Subject to the supervision of the Board and Adviser, Sub-Adviser and Sub- Subadviser will manage the investments and determine the composition of the Sub- Advised Assets of the Fund(s) on a discretionary basis and provide the services under this Agreement in accordance with: (i) the requirements of the Investment Company Act of 1940, as amended (“1940 Act”), and the rules and regulations thereunder applicable to the Fund; (ii) the requirements of the Investment Advisers Act of 1940, as amended (“Advisers Act”), and the rules and regulations thereunder applicable to Sub-Subadviser; (iii) the provisions of Subchapter M of the Internal Revenue Code of 1986, as amended, applicable to “regulated investment companies” and the Fund; each Fund’s investment objective or objectives, policies, and restrictions as stated in each Fund’s Governing Documents, copies of which shall be sent to Sub-Subadviser by the Adviser prior to the commencement of this Agreement and promptly following any amendment. Notwithstanding any other provision of this Agreement, Adviser or the Company shall be responsible, and Sub-Subadviser shall not be responsible (including for any related costs or expenses), for ensuring that the Fund(s) comply with all ethical, qualification, certification and other requirements applicable to the Fund(s) or portfolio investments (including management of the Fund(s)) under Shariah law or principles.

(b)       In the event Sub-Adviser determines that Sub-Subadviser is unable by an event or circumstance to fulfill its responsibilities under this Agreement, including, but not limited to, a result of force majeure, loss of regulatory permission, loss of key personnel, and subject to approval of the Board and notice to Sub-Subadviser, the Sub-Adviser or any if its affiliates reserves the right and retains its complete authority immediately to assume direct responsibility for any function delegated to Sub-Subadviser under this Agreement. For the avoidance of doubt, nothing in this clause restricts Sub-Adviser from exercising its complete authority to assume direct responsibility for any function delegated to Sub- Subadviser.

(c)       The parties agree that, for so long as this Agreement shall remain in effect, Sub- Adviser and Sub-Subadviser shall exercise discretionary investment authority over the manner in which each Fund’s Sub-Advised Assets are invested without obtaining any further approval or consent from Sub-Adviser; provided that the Adviser and the Sub-Adviser shall at all times have the right to monitor each Fund’s investment activities and performance, require Sub-Subadviser to make reasonable and mutually acceptable reports, and give explanations as to the manner in which each Fund’s Sub-Advised Assets are being invested.

(d)       The parties agree that, upon receipt of instructions from Sub-Subadviser, Sub- Adviser shall be responsible for placing orders or otherwise communicating trade instructions with brokers and counterparties on behalf of the Fund(s). Notwithstanding the foregoing, Sub-Subadviser may place orders and communicate trade instructions with brokers or counterparties upon request of Adviser or Sub-Adviser.

SECTION 1.3. GOVERNING DOCUMENTS.

Sub-Adviser will provide Sub-Subadviser with copies of (i) the Company’s governing documents (i.e., declaration of trust, articles of incorporation, partnership agreement or similar governing document, and bylaws), as currently in effect, (ii) each Fund’s Governing Documents and any amendments thereto, and (iii) any instructions, investment policies or other restrictions adopted by the Board or Adviser supplemental thereto. Sub-Adviser will provide Sub-Subadviser with such further documentation and information concerning the investment objectives, policies and restrictions applicable to each Fund as Sub-Subadviser may from time to time reasonably request or as may be required in order to fulfill its duties and obligations hereunder.

SECTION 1.4. LIMITED POWER OF ATTORNEY.

Adviser hereby appoints Sub-Subadviser as Adviser’s, the Company’s and each Fund’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as Sub-Subadviser shall be requested by brokers, dealers or other intermediaries, counterparties and other persons or entities in connection with its management of the Sub-Advised Assets of each Fund. Adviser, on behalf of itself, each Fund and the Company, hereby ratifies and confirms as good and effectual, at law or in equity, all that Sub- Subadviser, and officers, directors and employees, may do in the capacity as attorney-in-fact. Nothing in this Agreement shall be construed as imposing a duty on Sub-Subadviser, or its officers, directors and employees, to act or assume responsibility for any matters in its capacity as attorney- in-fact for Adviser, a Fund or the Company. Any person, partnership, corporation or other legal entity or natural person dealing with Sub-Subadviser in its capacity as attorney-in-fact hereunder for Adviser, a Fund or the Company is hereby expressly put on notice that Sub-Subadviser is acting solely in the capacity as an agent of Adviser, such Fund or the Company, and that any such person, partnership, corporation or other legal entity or natural person must look solely to Adviser, such Fund or the Company, as applicable, for enforcement of any claim against Adviser, such Fund or the Company, as Sub-Subadviser assumes no personal liability whatsoever for obligations of Adviser, such Fund or the Company entered into by Sub-Subadviser in its capacity as attorney-in- fact. If requested by Sub-Subadviser, Adviser agrees to have Adviser, each Fund or the Company execute and deliver to Sub-Subadviser a separate form of Limited Power of Attorney in form and substance reasonably acceptable to Sub-Adviser.

SECTION 1.5. COMPENSATION.

Sub-Adviser shall compensate Sub-Subadviser for the services it performs on behalf of the Fund(s) in accordance with the terms set forth on Schedule 1 to this Agreement. Sub-Subadviser’s fee shall be paid monthly and, within fifteen (15) business days of the end of each calendar month, Sub-Adviser shall transmit to Sub-Subadviser the fee for such month. Payment shall be made in

U.S. dollars and sent by federal funds wired to a bank account designated by Sub-Subadviser. If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. Sub- Subadviser agrees to look exclusively to Sub-Adviser, and not to any assets of the Company, the Fund(s) or Adviser, for the payment of Sub-Subadviser’s fees arising under this section.

SECTION 1.6. COSTS AND EXPENSES.

Sub-Subadviser will pay the cost of maintaining the staff and personnel necessary for it to perform its services and other obligations under this Agreement, and the expenses of office, rent, telephone, communications and other facilities that are necessary for Sub-Subadviser to perform its services and other obligations under this Agreement. The Fund(s) shall pay or cause to be paid all of its own expenses and its allocable share of the expenses of the Company incurred in managing its portfolio of securities and other assets, including all commissions, mark-ups, transfer fees, registration fees, ticket charges, transfer taxes, custodian fees and similar expenses. The Fund(s) will also pay their allocable share of such extraordinary expenses as may arise, including expenses incurred in connection with litigation, proceedings, and claims and the legal obligations of the Fund(s) or the Company to indemnify its officers and trustees/directors and agents with respect thereto.

SECTION 2. SERVICES TO BE PERFORMED BY SUB-SUBADVISER

SECTION 2.1. INVESTMENT MANAGEMENT SERVICES.

(a)	In fulfilling its obligations under this Agreement, Sub-Subadviser will:

(i)       obtain and evaluate pertinent economic, statistical, financial and other information affecting individual companies or industries the securities of which are included in each Fund’s portfolio or are under consideration for inclusion in each Fund’s portfolio;

(ii)       formulate and implement a continuous investment program for each Fund consistent with Sub-Subadviser’s investment strategy and the specific investment objectives and related investment policies for each Fund as described in each Fund’s Governing Documents;

(iii)       take whatever steps Sub-Subadviser deems necessary or advisable in order to implement these investment programs by the purchase and sale of securities including, at the request of Adviser or Sub-Adviser, the placing of orders for such purchases and sales;

(iv)       review and, to the extent necessary, negotiate all securities documentation, and assist in the development of investment processes with Adviser and Sub-Adviser regarding the operational flows and evaluation of investment opportunities;

(v)       report, upon reasonable request by the Adviser, to the Adviser and Board with respect to the implementation of these investment programs; and

(vi)       cooperate reasonably with Adviser, and unless prohibited by applicable law or confidentiality obligations, provide such information as Adviser reasonably may request for purposes of valuing or pricing securities or other assets selected by Sub-Subadviser for which a readily available market price is not available. For the avoidance of doubt, Adviser acknowledges and agrees, on behalf of itself, the Fund(s) and the Company, the Sub-Adviser and Sub-Subadviser are not responsible for valuing or pricing the securities and other assets invested in, held by or sold by the Fund(s) (including the Sub-Advised Assets).

(b)       As set forth in Section 2.1(a)(iii) above, and to the extent Adviser or Sub-Adviser requests that Sub-Subadviser execute trades on behalf of the Fund(s), Sub-Subadviser shall be permitted to place all orders for the purchase and sale of securities for a Fund’s accounts with brokers and dealers selected by Sub-Subadviser. Such brokers and dealers may include brokers or dealers that are “affiliated persons” (as such term is defined in the 1940 Act) of the Company, Adviser, Sub-Adviser or Sub-Subadviser, provided that Sub-

Subadviser shall only place orders on behalf of the Fund with such affiliated persons in accordance with procedures adopted by the Board pursuant to Rule 17e-1 or as otherwise permitted under Section 17(e) of the 1940 Act. Sub-Subadviser shall use its best efforts to seek to execute portfolio transactions at prices that are advantageous to the Fund(s) and at commission rates, if applicable, that are reasonable in relation to the benefits received. The Board shall periodically review the commissions paid by the Fund(s) to determine if the commissions paid over representative periods were reasonable in relation to the benefits to the Fund, and Sub-Subadviser shall provide any information requested by the Board for purposes of such review.

(c)       To the extent permitted by applicable laws and regulations, Sub-Subadviser may aggregate securities to be so purchased or sold on behalf of the Fund(s) in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Sub-Subadviser in the manner it considers to be the most equitable and consistent with its fiduciary obligation to the Fund(s) and to such other clients.

(d)       Sub-Subadviser may act and/or rely upon any written advice, certificate, notice, instruction, request or other paper or document received from Sub-Adviser that it, in good faith, believes to be genuine and to have been signed or presented by an authorized person or other proper party or parties, and may assume that any person purporting to give such advice or other paper or document has been duly authorized to do so unless contrary instructions have been delivered to Sub-Subadviser by the Fund(s), Adviser or Sub- Adviser. Any notice or instruction required to be in writing under this section may be provided via electronic mail at an address supplied by Sub-Subadviser.

SECTION 2.2. ACKNOWLEDGEMENTS AND CONSENTS

Each of the parties hereby acknowledges and consents to the following:

(a)       The services of Sub-Subadviser under this Agreement are not to be deemed exclusive and Sub-Subadviser shall be free to render similar services to others. Sub- Subadviser shall not be deemed to have notice of, or to be under any duty to disclose to the Fund(s) or Company, any fact or thing which may come to the notice of Sub-Subadviser or any member or representative of Sub-Subadviser in the course of Sub-Subadviser rendering similar services to others or in the course of its business in any capacity or in any manner whatsoever otherwise than in the course of carrying out its duties hereunder.

(b)       Adviser has received a copy of Part 2 of Sub-Subadviser’s Form ADV and confirms having read and understood the disclosures contained therein, including without limitation the sections setting forth the various procedures, understandings and conflicts of interest relating to the Fund(s) and Sub-Subadviser’s relationship with its affiliates, and Adviser agrees that Sub-Subadviser’s services hereunder shall be subject to such procedures and understandings and conflicts of interest.

(c)       Sub-Adviser understands the investment strategy intended to be followed in respect of the Fund(s) and hereby consents thereto and understands that Sub-Subadviser makes no representation as to the success of any investment strategy or security that may be recommended or undertaken by Sub-Subadviser with respect to the Fund(s).

SECTION 2.3. ADMINISTRATIVE AND OTHER SERVICES.

(a)       Sub-Subadviser will, at its expense, furnish (i) all necessary investment and management facilities, including salaries, draws or profit allocations of its personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the performance of its investment management services hereunder (excluding determination of net asset values and shareholder recordkeeping services).

(b)       Sub-Subadviser will maintain all accounts, books and records with respect to the Fund(s) as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the rules thereunder. Sub-Subadviser agrees that such records are the property of the Company, and such records will be surrendered to the Company or Adviser or their designee promptly upon request, provided that Sub-Subadviser may maintain copies of all such records. Sub-Adviser shall be granted reasonable access to the records and documents in Sub-Subadviser’s possession relating to the Fund(s) at all times.

(c)       Sub-Subadviser shall provide such information as is reasonably necessary to enable Adviser to prepare and update each Fund’s Governing Documents (and any supplement thereto) and financial statements. Sub-Subadviser understands that the Fund(s) and Adviser will rely on such information in the preparation of each Fund’s Governing Documents and the financial statements, and hereby covenants that any such information approved by Sub-Subadviser expressly for use in registration and/or financial statements shall be true and complete in all material respects. Notwithstanding the foregoing, Adviser acknowledges and agrees that Sub-Subadviser is not responsible or liable for the information contained in each Fund’s Governing Documents or the financial statements except for information specifically relating to Sub-Subadviser or other information provided or approved by it.

SECTION 3. COMPLIANCE; CONFIDENTIALITY

SECTION 3.1. COMPLIANCE.

(a)       Sub-Subadviser will comply with (i) all applicable U.S. state and federal laws and regulations, and any applicable regulations of the UK Financial Conduct Authority governing the performance of the Sub-Subadviser’s duties hereunder, (ii) the investment objective, policies and limitations, as provided in each Fund’s Governing Documents, as provided to Sub-Subadviser, and (iii) such instructions, policies and limitations relating to the Fund as the Board or Adviser may from time-to-time adopt and communicate in writing to Sub-Subadviser.

(b)       Sub-Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and has provided the Company with a copy of such code of ethics, evidence of its adoption and copies of any supplemental policies and procedures implemented to ensure compliance therewith.

(c)       Sub-Subadviser will promptly notify Adviser of any material violation of the laws, regulations, objectives, policies, limitations or instructions identified in paragraph (a) of this section or of its code of ethics with respect to the Fund(s) and provide any reporting or other information requested by the Board from time to time.

(d)	As required by Rule 206(4)-7 of the Advisers Act, Sub-Subadviser has adopted written policies and procedures reasonably designed to prevent violation by it, or any of its supervised persons, of the Advisers Act and the rules under the Advisers Act and all other laws and regulations relevant to the performance of its duties under this Agreement. Sub- Subadviser has designated a chief compliance officer responsible for administering these compliance policies and procedures. The chief compliance officer at Sub-Subadviser’s expense shall provide such written compliance reports relating to the operations and compliance procedures of Sub-Subadviser to Adviser and the company and their respective chief compliance officers as may be required by law or regulation or as are otherwise reasonably requested. Moreover, Sub-Subadviser agrees to use such other or additional compliance techniques as Adviser, the Board or the Company’s CCO may reasonably adopt or approve, including written compliance procedures.

SECTION 3.2. CONFIDENTIALITY.

(a)       Subject to Section 3.2(b), the parties to this Agreement agree that each shall treat as confidential all information provided by a party to the others regarding such party’s business and operations. All confidential information provided by a party hereto shall be used by any other parties hereto solely for the purposes of rendering services pursuant to this Agreement and, except as may be required in carrying out the terms of this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or which thereafter becomes publicly available other than in contravention of this Section 3.2 or which is required to be disclosed by any law or regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, any auditor, accountant or lawyer of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

(b)       Nothing in this Agreement is intended to limit or restrict Sub-Adviser or its affiliated persons from, or require written consent before, generally describing or discussing (whether orally or in writing), in the ordinary course of its business, (i) Sub- Adviser’s business relationship with Sub-Subadviser or the operation of such relationship or (ii) the attributes, characteristics, management and other information regarding Sub- Adviser and Sub-Subadviser, with clients or prospective clients (including the Board, shareholders and prospective shareholders of the Fund(s), financial intermediaries who distribute, or propose to distribute, the Fund(s), and rating services that rate or rank, or propose to rate or rank, the Fund(s)) or the Fund(s) in connection with the acquisition or disposal of investments and assets.

SECTION 3.3. DISCLOSURE ABOUT SUB-SUBADVISER

Sub-Subadviser has reviewed the most recent amendments to each Fund’s Governing Documents that contains disclosure about Sub-Subadviser, and represents and warrants that, with respect only to the disclosure expressly concerning Sub-Subadviser, its business, operations, investment strategies and processes, members or employees, such Governing Documents contain, as of the date hereof, no untrue statement of any material fact and does not omit any statement of a material fact which would be required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Sub- Subadviser further represents and warrants that it is a duly registered investment adviser under the Advisers Act and will maintain such registration so long as this Agreement remains in effect.

Adviser hereby acknowledges that it has received a copy of the Sub-Subadviser’s Form ADV, Part

2 prior to entering into this Agreement.

SECTION 4. LIABILITY OF SUB-SUBADVISER

Neither the Sub-Subadviser nor its members, officers, directors, employees, agents, control persons or affiliates of any thereof, shall be liable for any error of judgment or mistake of law or for any action performed or omitted to be performed, in good faith or at the discretion of the Adviser, except to the extent resulting from willful misfeasance, bad faith, reckless disregard or gross negligence on its part in the performance of its obligations and duties under this Agreement. Without limiting the foregoing, Sub-Subadviser shall not have any liability whatsoever for any investment losses incurred by a Fund, or arising from transactions by a Fund, prior to the date on which Sub-Subadviser assumes responsibility for the management of the assets of such Fund. The federal securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of such rights which the Company or the Fund may have under federal securities laws. Notwithstanding the foregoing, in accordance with Section 11 of the Subadvisory Agreement, Sub-Adviser agrees that the Sub-Adviser will remain responsible for any actions or omissions of Sub-Subadviser pursuant to this Agreement to the same extent as if Sub-Adviser had taken such action or made such omission under the Subadvisory Agreement.

SECTION 5. REGULATION

Sub-Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may reasonably request or require pursuant to applicable laws and regulations.

SECTION 6. DURATION AND TERMINATION OF AGREEMENT

SECTION 6.1. EFFECTIVE DATE; DURATION; CONTINUANCE.

(a)       Subject to prior termination pursuant to Section 6.2 below, this Agreement shall begin as of the date of its execution and shall continue in effect for a period of two (2) years from the date hereof and indefinitely thereafter, but only so long as the continuance after such date shall be specifically approved at least annually by vote of the Board or by a vote of a majority of the outstanding voting securities of the Company, provided that in either event such continuance shall also be approved by the vote of a majority of the Board who are not “interested persons” of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

(b)       Unless otherwise permitted under an exemptive order or other position issued by the U.S. Securities and Exchange Commission (the “SEC”), the required shareholder approval of this Agreement or any continuance of this Agreement, if required, shall be effective with respect to the Company if a majority of the outstanding voting securities of each Fund votes to approve this Agreement or its continuance.

SECTION 6.2. TERMINATION AND ASSIGNMENT.

(a)       This Agreement may be terminated at any time, upon sixty (60) days’ written notice, without the payment of any penalty, (i) by the Board, (ii) by the vote of a majority of the outstanding voting securities of each Fund; (iii) by Sub-Adviser; or (iv) by Sub- Subadviser.

(b)       This Agreement may be terminated: (i) by Sub-Subadviser upon sixty (60) days’ written notice to the Fund(s) and Sub-Adviser if there is a material breach of this Agreement by Sub-Adviser, or (ii) by Sub-Adviser upon sixty (60) days’ notice to the Fund(s) and Sub-Subadviser if there is a material breach of this Agreement by Sub- Subadviser; provided that, in the case of either clause (i) or (ii) immediately above being operative, such breach remains uncured for a period of thirty (30) days after the breaching party receives written notice of such breach from the non-breaching party.

(c)	This Agreement will terminate automatically, without the payment of any penalty,

(i) in the event of its assignment or (ii) in the event the Advisory Agreement or Subadvisory Agreement are terminated for any reason.

(d)       Termination of the appointment of Sub-Subadviser shall be without prejudice to any antecedent liability of any party hereunder (including, without limitation, any right to indemnity hereunder) and without prejudice to any provision deemed or intended to survive the termination of this Agreement including without limitation Section 4 and Section 3.

(e)       Termination will not in any event affect accrued rights (including without limitation any right to receive fees, costs or other expenses pursuant to the Agreement) or existing commitments, or contractual provisions intended to survive termination, and will be without penalty or other additional payment, save that the Fund(s) will pay any additional expenses necessarily incurred by Sub-Subadviser in terminating this Agreement, and any losses necessarily realized in concluding outstanding transactions. Sections 4 and

8.7 will also survive termination of this Agreement.

SECTION 6.3. DEFINITIONS.

The terms “registered investment company,” “vote of a majority of the outstanding voting securities,” “assignment,” and “interested persons,” when used herein, shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended, and subject to such orders or no-action letters as may be granted by the SEC.

SECTION 7. REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 7.1. REPRESENTATIONS OF SUB-ADVISER.

Sub-Adviser represents, warrants and agrees that:

(a)       Sub-Adviser is a statutory trust duly established, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing under the laws of each jurisdiction where the failure to so qualify would have a material adverse effect on its business;

(b)	Sub-Adviser is duly registered as an “investment adviser” under the Advisers Act;

(c)       Sub-Adviser has been duly appointed by the Board and shareholders of the Fund(s) to provide investment services to the Fund(s) as contemplated by the Advisory Agreement and is authorized to delegate any and all of its duties and obligations thereunder;

(d)       the execution, delivery and performance of this Agreement are within Sub- Adviser’s powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Sub-Adviser or under Sub- Adviser’s declaration of trust;

(e)       no consent of any applicable governmental authority or body is necessary for Sub- Adviser to enter into this Agreement, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with;

(f)       Sub-Adviser will promptly notify Sub-Subadviser in writing of the occurrence of any event which is likely to have a material impact on the performance of its obligations pursuant to this Agreement, including without limitation the existence of any pending or reasonably anticipated audit, investigation, complaint, examination or other inquiry (other than routine regulatory examinations or inspections) relating to Sub-Adviser or the Funds conducted by any state or federal governmental regulatory authority; and

(g)	this Agreement constitutes a legal, valid and binding obligation enforceable against

Sub-Adviser.

SECTION 7.2. REPRESENTATIONS OF SUB-SUBADVISER.

Sub-Subadviser represents, warrants and agrees that:

(a)       Sub-Subadviser is a limited liability partnership duly established, validly existing and in good standing under the laws of the United Kingdom, and is duly qualified to do business and is in good standing under the laws of each jurisdiction where the failure to so qualify would have a material adverse effect on its business;

(b)       Sub-Subadviser is duly registered as an “investment adviser” under the Advisers Act;

(c)       the execution, delivery and performance of this Agreement are within Sub- Subadviser’s powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Sub-Subadviser or under Sub-Subadviser’s constitutional documents, as may be amended from time to time;

(d)       no consent of any applicable governmental authority or body is necessary for Subadviser to enter into this Agreement, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and

(e)	this Agreement constitutes a legal, valid and binding obligation enforceable against

Sub-Subadviser.

SECTION 7.3. COVENANTS OF SUB-SUBADVISER.

(a)       Sub-Subadviser will promptly notify the Adviser and the Sub-Adviser in writing of the occurrence of any event which is likely to have a material impact on the performance of its obligations pursuant to this Agreement, including without limitation:

(i)       the occurrence of any event which could disqualify Sub- Subadviser from serving as an investment adviser of a registered investment company pursuant to Section 9 (a) of the 1940 Act or otherwise;

(ii)       any material change in Sub-Subadviser’s overall business activities that may have a material adverse effect on Sub-Subadviser’s ability to perform its obligations under this Agreement;

(iii)       any event that would constitute a change in control (as interpreted under the 1940 Act) of Sub-Subadviser; and

(iv)       the existence of any pending or reasonably anticipated audit, investigation, complaint, examination or other inquiry (other than routine regulatory examinations or inspections) relating to the Fund(s) conducted by any state or federal governmental regulatory authority.

(b)       Sub-Subadviser agrees that it will promptly supply Sub-Adviser with copies of any material changes to any of the documents provided by Sub-Subadviser pursuant to Section 3.1.

(c)	Upon reasonable request from the Adviser or Sub-Adviser, Sub-Subadviser will promptly supply Adviser and Sub-Adviser with certificates of insurance setting forth its fidelity bond and errors and omissions coverage.

SECTION 8. MISCELLANEOUS PROVISIONS

SECTION 8.1. SUB-SUBADVISER’S RELATIONSHIP.

Adviser and Sub-Subadviser are not partners or joint venturers with each other and nothing in this Agreement shall be construed so as to make them partners or joint venturers or impose any liability as such on either of them. Sub-Subadviser shall perform its duties under this Agreement as an independent contractor and not as an agent of the Fund(s), the Board or Adviser.

SECTION 8.2. AMENDMENTS.

This Agreement may be modified by mutual consent of Adviser, Sub-Adviser and Sub-Subadviser subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the SEC or any rules or regulations adopted by, or interpretive releases of, the SEC.

SECTION 8.3. ENTIRE AGREEMENT.

This Agreement contains the entire understanding and agreement of the parties with respect to the subject hereof.

SECTION 8.4. CAPTIONS.

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part of the Agreement.

SECTION 8.5. NOTICES.

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address set forth in this section of the Adviser, Sub-Adviser or Sub-Subadviser, as the case may be, in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this Section 8.5.

Adviser: Azzad Asset Management, Inc.

3141 Fairview Park Drive, Suite 355 Falls Church, VA 22042

Attention: Manal Fouz

Facsimile No.: +1 703-852-7478

Sub-Adviser:	Federated Investment Management Company 1001 Liberty Avenue

Pittsburgh, PA 15222-3779

Attention: George Polatas

Facsimile No.: +1 412-288-2925

Sub-Subadviser: Federated Hermes (UK) LLP

150 Cheapside London EC2V 6ET United Kingdom

Attention: Judith Benson

Facsimile No.: +44 (0) 20 7292 8655

With a copy to:

Federated Investment Management Company 1001 Liberty Avenue

Pittsburgh, PA 15222-3779

Attention: George Polatas

Facsimile No.: +1 412-288-2925

SECTION 8.6. SEVERABILITY.

Should any portion of this Agreement, for any reason, be held to be void at law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

SECTION 8.7. GOVERNING LAW.

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania (without giving effect to the choice of law provisions thereof), or any of the applicable provisions of the 1940 Act.

SECTION 8.8. FURTHER ASSURANCES.

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things,

all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement. In the event that this Agreement is terminated in accordance with Section 6.2 above, Sub-Subadviser agrees to make reasonable efforts to assist Adviser, Sub-Adviser, the Company and the Fund(s) in the transition to the succeeding adviser, subadviser or sub-subadviser. This Section 8.9 shall survive any termination of this Agreement.

SECTION 8.9. COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

SECTION 8.10. PORTFOLIO TRANSACTIONS

Sub-Subadviser agrees not to consult with any of the entities listed in this Section 8.10 concerning transactions for the Company or Funds in securities or other assets:

a)	other subadvisers to the Company or Funds, if any, as disclosed to Sub-Subadviser; and

b)	other subadvisers to a fund or portfolio under common control with the Company, as disclosed to Sub-Subadviser.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

Federated Investment Management Company By: _/s/_John B. Fisher________________ Name: John B. Fisher Title: President and Chief Investment Officer
Federated Hermes (UK) LLP By: _/s/ Gordon J. Ceresino______________ Name: Gordon J. Ceresino Title: President

Azzad Asset Management, Inc.

By: __/s/ Bashar Qasem__________________

Name: Bashar Qasem

Title: President & CEO

SCHEDULE 1

AZZAD WISE CAPITAL FUND (WISEX)

For all services rendered by Sub-Subadviser hereunder on behalf of the above-named Fund, the Sub-Adviser shall pay to Sub-Subadviser and Sub-Subadviser agrees to accept as full compensation for all services rendered hereunder, an annual advisory fee in U.S. dollars equal to 0.49% (49 basis points) of the portion of the average daily net assets of the Fund managed by the Sub-Subadviser.

The fee shall be accrued daily at the rate of 1/365th of the net advisory fee applied to the daily average managed assets of the Fund.

The fee so accrued shall be paid to Sub-Subadviser monthly in accordance with Section

1.5 of the Agreement.

If, and to the extent, that Value Added Tax (“VAT”) is applicable to Sub-Subadviser’s services under the Agreement, Sub-Adviser shall pay to Sub-Subadviser, on receipt of a valid VAT invoice and in addition to the consideration for services with respect to the Fund payable to Sub-Subadviser under the Agreement, an amount for any VAT due in respect of such services as mutually agreed between Sub-Adviser and Sub-Subadviser.

Sub-Subadviser may from time to time and for such periods as it deems appropriate reduce its compensation, including to the extent that any Fund’s expenses exceed such lower expense limitation as the Sub-Adviser may, by notice to the Fund, voluntarily declare to be effective. Sub-Subadviser agrees to share pro rata in any fee waivers, imposed or made by the Sub-Adviser or its affiliates.